                                                                  Exhibit 10.32



                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 18th day of October, 1996, is entered into by Summa Four, Inc., a Delaware corporation, with its principal place of business at Manchester, New Hampshire (the "Company"), and Todd P. Hasselbeck (the "Employee").

     The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. EMPLOYMENT AT WILL. The Company hereby agrees to employ the Employee as an employee at will, and the Employee hereby accepts such employment with the Company, upon the terms set forth in this Agreement, for the period commencing on November 4, 1996 (the "Commencement Date") and ending on the date the Employee's employment is terminated in accordance with the provisions of Section 4 (such period, the "Employment Period").

     2. TITLE, CAPACITY. The Employee shall serve as the Company's Vice President, Sales, currently reporting to the President, or in such other more senior or responsible position as the Company or its Board of Directors (the "Board") may determine from time to time. The Employee shall be based at the Company's headquarters in Manchester, New Hampshire, or such place or places in the continental United States as the Board shall reasonably determine and the Employee shall agree. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board or such officer of the Company as may be designated by the Board.

     The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

     3. Compensation and Benefits.
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          3.1 SALARY. The Company shall pay the Employee, in bi-weekly installments, an annual base salary of $125,000 (less applicable state and federal taxes) for the period commencing on the Commencement Date and ending March 31, 1997, subject to adjustment thereafter as determined annually by the Board at its first regular meeting following its receipt of the Company's audited financial results for its preceding fiscal year.

          3.2 BONUS. For such period ending March 31, 1997, the Employee shall be eligible for a bonus of up to 40% of his current base salary (pro-rated for the 3rd and 4th Quarter of FY'97) based on the achievement of certain goals with half of the bonus based on the satisfaction of personal objectives and the other half based on the satisfaction of corporate objectives for the Company's fiscal year then ending, as determined by the Company's management and approved by its Board of Directors. If either the Employee's personal objectives or corporate objectives are satisfied, the Employee shall receive that portion of his bonus related to the satisfaction of either of those objectives without regard to whether the other is satisfied. In order for the Employee to be entitled to payment of his bonus, he must be actively employed by the Company on the date the bonus is paid. For periods thereafter, the Employee shall be entitled to participate in such bonus programs, if any, as may be established from time to time by its Board of Directors. For the balance of FY'97 the Employee is able to earn additional bonuses, as described in Attachment B, Compensation Plan for VP of Sales, which will be reviewed and may be adjusted annually by the Board.

          3.3 FRINGE BENEFITS. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate, and to vacations in accordance with the Company's vacation policy.

          3.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Employee for all gasoline used by the Employee in one automobile owned or leased by him and for reasonable travel, entertainment and other expenses incurred, per the Company's Travel and Entertainment Policy, or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, as more fully described in section 12.5.3, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that (i) the amount available for such travel, entertainment and other expenses may be fixed in advance by senior management or the Board and (ii) amounts so reimbursed for gasoline will be included in Employee's taxable income except as so documented as a business expense.

          3.5 STOCK OPTION. Subject to Board approval, the Employee shall be granted an incentive stock option to purchase 45,000 shares of the Company's common stock under its 1993 Stock Incentive Plan (the "Plan"). The option price shall be the closing price on Employee's first day of employment. The option to purchase 45,000 shares shall vest over five years at 20% per year. If, in the future, the Board votes to shorten the vesting schedule for Officers generally, then any of the Employee's unvested shares would fall under the new, more favorable vesting schedule. Stock options granted may be exercised by the Employee, to the extent vested in accordance with the terms of the Plan. Additionally, the vesting shall convert to a three-year vesting schedule, based on 100% achievement of the revenue plan. Achievement of 100% of the revenue plan for the 3rd and 4th Quarters of FY'97 converts 7,500 shares to three-year vesting, achievement of 100% in FY'98 converts 22,500 shares, achievement of 100% in FY'99 converts 15,000 shares to a three-year vesting schedule. If, after completing six months of service, Employee's employment is involuntarily terminated by the Company for any reason other than "Cause," any unvested shares, which would have otherwise vested within 12 months of such involuntary termination, shall vest immediately.

     4. EMPLOYMENT TERMINATION WITHOUT CAUSE. The Employee shall have the status of an employee at will. The Company may terminate the Employee's employment at any time without cause. The Employee has no obligation to remain employed by the Company and may terminate his employment at any time.

          4.1 TERMINATION FOR CAUSE. In the event the Employee's employment is terminated for cause the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company. For purposes of this Agreement, "cause" for termination shall be deemed to exist upon (a) alcohol or drug abuse affecting the performance of your duties, theft, embezzlement, fraud, absenteeism, dishonesty, gross negligence or misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.

          4.2 TERMINATION FOR DEATH OR DISABILITY. If the Employee's employment is terminated by death or because of disability, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs, as well as any benefits due Employee under the benefits programs, e.g., life insurance. For purposes of this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, PROVIDED THAT if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

          4.3 TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE. If the Employee's employment is terminated by the Company for any reason other than for cause, the Company shall continue paying the Employee's current base salary and insurance benefits, after the Employee's termination of employment, for up to twelve (12) months (the "Severance Benefit"). Payment of the Severance Benefit shall cease upon the earlier of (a) the first anniversary of the Employee's date of termination, or (b) the date the Employee begins employment with another employer (or is re-employed by the Company).

          4.4 TERMINATION FOLLOWING CHANGE IN CONTROL. If the Employee's employment is terminated by the Company for any reason other than cause within one year after a change in control, or the Employee experiences a substantial diminution in the nature or status of his responsibilities from those set forth in his job description, and the Employee chooses to terminate employment, the Company shall continue paying the Employee's current base salary and benefits, after the Employee's termination of employment, for up to twelve (12) months (the "Severance Benefit"). Payment of the Severance Benefit shall cease upon the earlier of (a) the first anniversary of the Employee's date of termination, or
(b) the date the Employee
begins employment with another employer (or is re-employed by the Company). In the event of change of control, the Employee's unvested shares shall vest immediately, in accordance with section 16 of the Company's 1995 stock plan. For the purposes of this paragraph, a change in control is defined as provided for in Attachment "A."

     5. Non-Compete.
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          (a) During the Employment Period and for a period of twelve (12) months after the Employee's termination of employment for any reason, the Employee will not knowingly directly or indirectly:

          (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever, render any services to Excel or Sattel; or

          (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

          (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

          (b) If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          (c) The restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee reasonable for such purpose. The Employee agrees that any breach of this Section 5 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

     6. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6.

     7. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     9. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

     10. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Hampshire.


     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

     12.  Miscellaneous.
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          12.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          12.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          12.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          12.4 The Employee shall be entitled to indemnification as an Officer of the Company under the Company's bylaws and charter.

          12.5 Duties and Responsibilities of the Vice President, Sales

               12.5.1 In the course of fulfilling the duties as Vice President, Sales, the Employee will have the responsibility and authority to negotiate and approve the necessary commercial contracts, prices, purchase orders, and Gross Margins, in order to achieve the desired growth in sales. In these cases the normal practice will be to consult with the other appropriate officers prior to approving commercial conditions or prices which may differ from our standards. These variations may include:


               a.   Product discount levels and volume purchase discounts.

               b. Overall profit levels on large strategic deals with low Margins as calculated over the full scope of the project.

               c.   Payment Terms.


               d.   Delivery Commitments.


               e. Other special and creative sales incentives as may be necessary to close sales and achieve the desired growth rates.


               12.5.2 The Employee will have the responsibility and authority for developing the Annual Sales Compensation Plan and will have the flexibility to considerably improve the earnings potential (within the overall scope of the expense budget and applicable Human Resources Policies and Guidelines) in order to attract the best candidates and retain the industry's top performers.

               12.5.3 The Company will provide and/or reimburse reasonable business communications and entertainment expenses including; Cellular Phone, pager, business phone/fax line at residence, computer docking station/printer at residence, other business and entertainment expenses as is customary for a Vice President, Sales, and consistent with the Company's T&E policy.

               12.5.4 The Employee will have control over the hiring, promotion, and organizational decisions within the Sales organization. This includes the currently open positions in Sales. The Employee will seek the advice of the President and other related or experienced executives in arriving at these decisions and follow relevant Company policies, procedures, and applicable laws.

               12.5.6 The Employee will be responsible and compensated for all revenues generated by all distribution channels managed by Sales. The

          Employee will also be responsible for developing and managing all relationships for product distribution and resale, in cooperation and with the assistance of the rest of the management team.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.




                                       SUMMA FOUR, INC.



                                       By: /s/ Edward C. Callahan
                                          ------------------------------------
                                       Title: President and COO
                                             ---------------------------------


                                       TODD P. HASSELBECK



                                       /s/ Todd Hasselbeck
                                       ---------------------------------------

                                 ATTACHMENT "A"

     For the purposes of this Agreement, a change of control shall be deemed to have occurred if at any shareholders' meeting fifty percent (50%) of the total shares voting of the shares of the Company's common stock outstanding are voted either directly or by proxy for a person or persons other than those nominated by the Company's Board of Directors or if the individuals who, as of the date hereof, constitute the Board of Directors of the Company, cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved of by a vote of at least a majority of the Directors then comprising the Board, shall be, for the purposes of this Agreement, considered as though such person was a member of the Board as of the date hereof.

                                  Attachment B

 10/18/96 17:00
                        Compensation Plan for VP of Sales

                                                        Percentage of achievement
                                    ----------------------------------------------------------------------
Components               Value          100            105            110            115            120

Base IB:
(paid quarterly)      $ 125,000      $ 125,000      $ 125,000      $ 125,000      $ 125,000      $ 125,000
Revenue               $  24,000      $  24,000      $  26,400      $  28,800      $  31,200      $  33,600
                                                                                                        (1)
Margin                $  12,000      $  12,000      $  12,000      $  12,000      $  12,000      $  12,000
                                                                                                        (2)
Expenses              $   4,000      $   4,000      $   4,000      $   4,000      $   4,000      $   4,000
                                                                                                        (3)
Special               $  40,000      $   8,000      $  16,000      $  24,000      $  32,000      $  40,000
Bonus(4)
MIB(5)(6)             $  50,000      $  25,000      $  31,250      $  37,500      $  43,750      $  50,000
Annual(7)             $ 255,000      $ 198,000      $ 214,650      $ 231,300      $ 247,950      $ 264,600
Options(8)(9)            45,000
Signing Bonus         $  20,000

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1. 50% of bonus at 75% of achievement; 2% more for every 1% more achieved; no cap

2. Quarterly margin is "factory" margin, e.g. revenue less std cost, binary result

3.   Quarterly expenses: $1k per quarter for being with +-5% of plan

4. For achievement of revenue plan earned & paid quarterly in increments of 5% starting at 100%, no cap

5.   MIB means Management Incentive Plan

6. MIB 40% of base paid 50% on corporate revenues, 50% on personal goals, based upon FY97 corp goals

7.   Assumes 100% achievement of personal goals; results may vary

8.   Strike price set by Board vote after offer accepted

9. Achievement of 100% of revenue in Q3 & Q4 FY97 converts 7500 shares of 3 yr vesting, 100% in FY98 converts 22,500, and 100% in FY99 gets 15,000